DIGITAL CINEMA DESTINATIONS CORP.

Code of Ethics

INTRODUCTION

This Code of Ethics (referred to hereinafter as the “Code”) sets forth Digital Cinema Destinations Corp.’s (the “Company’s” or “our”) policies with respect to the way we conduct our business. The provisions of this Code are designed to promote honest and ethical behavior among our employees, officers and directors.

In the course of performing our various roles in the Company, each of us will encounter ethical questions under a variety of circumstances. Moments of ethical uncertainty may arise in our dealings with colleagues, with customers or with other parties such as governmental entities or members of our community. In fulfilling the high professional standards of excellence, integrity and ethical behavior, compliance with governmental laws is not enough. Our employees should never be content with simply obeying the letter of the law, but must also strive to conduct themselves in an honest and ethical manner. This Code provides clear rules to assist our employees, officers and directors in taking the proper actions when faced with an ethical dilemma.

Our reputation is our greatest asset, and it depends on the character of our employees. In order to protect this asset, the Company will not tolerate unethical or illegal behavior by employees, officers or directors. Those who violate the standards in this Code will be subject to disciplinary action. If you are concerned about taking an action that may violate the Code or become aware of a violation by another employee, officer or director, follow the guidelines set forth in Sections 10 and 11 of this Code.

This Code applies equally to all employees, officers and directors of the Company. All references to employees contained in this Code should be understood as referring to officers and directors as well.

1. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company will not tolerate violations of law, rules or regulations or lapses in ethics or integrity. All employees must comply with those laws, rules and regulations that govern or apply to the Company’s business, and must abide by the letter and the spirit of these laws, rules and regulations. Whenever an applicable law, rule or regulation is unclear or seems to conflict with either another law or any provision of this Code, all employees are urged to seek clarification from their supervisor or the Ethics Officer (the “Ethics Officer”), who shall initially be the Company’s Chief Financial Officer. Beyond mere compliance with the law, we should always conduct our business with the highest standards of honesty and integrity. In the final analysis, we should operate our business in such a way that we would be proud to have all the facts disclosed.

2. CONFLICTS OF INTEREST

All of the Company’s employees should be scrupulous in avoiding any action or interest that conflicts, or gives the appearance of a conflict, with the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company.

In order to avoid a potential conflict of interest, an employee may not receive any payments, compensation or gifts, other than gifts of nominal value, from any entity or person that does business, or seeks to do business, with the Company. Employees must be sensitive to other potential conflicts of interest that may arise, and use their best efforts to avoid the conflict.

Conflicts of interest may not always be clear-cut, so if a question arises, an employee should consult with the Ethics Officer. If an employee, officer or director has any questions regarding the Company’s policy on conflicts of interest, or needs assistance in avoiding a potential conflict of interest, he or she is urged to seek the advice of a supervisor or the Ethics Officer. Any employee who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest in violation of this section must inform the appropriate personnel in accordance with the procedures set forth in Section 11 of this Code.

3. CORPORATE OPPORTUNITIES

Employees are prohibited from taking for themselves, personally, opportunities that are discovered through the use of Company property, Company information or their position in the Company. Furthermore, employees may not use Company property, information or influence, or their position in the Company, for improper personal gain. Finally, employees have a duty to advance the Company’s legitimate interests when the opportunity to do so arises. Consequently, employees are not permitted to compete with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes both personal and Company benefits may be derived from certain activities. The only prudent course of conduct for our employees is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand through the Ethics Officer.

4. INSIDER TRADING

Employees may become aware of confidential, non-public information concerning the Company and the parties with which the Company does business. The Company prohibits employees from using such confidential information for personal financial gain, such as for purposes of stock trading, or for any other purpose other than the conduct of the Company’s business. Employees must maintain the confidentiality of such information and may not make disclosures to third parties, including members of the employee’s family. All non-public information about the Company should be treated as confidential information. To use non-public information for personal financial benefit or to “tip” others who may make stock trades on the basis of this information is not only unethical, but is also illegal. In addition to possible legal sanctions, any employee found to be in violation of the Company’s insider trading policy will face decisive disciplinary action. Employees are encouraged to contact the Ethics Officer of the Company with any questions concerning this policy.  Depending on the circumstances, our Ethics Officer may refer you to the Company’s legal counsel.

5. CONFIDENTIALITY

In carrying out the Company’s business, employees often learn confidential or proprietary information about the Company, persons that do business with the Company, our customers or other third parties. Employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including our business, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. All employees must exercise care not to misuse confidential information obtained during his or her employment.

6. PROTECTION AND PROPER USE OF COMPANY ASSETS

All of the Company’s assets should be used for legitimate business purposes, and all employees must make all reasonable efforts to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and must therefore be avoided. The suspected occurrence of fraud or theft should be immediately reported to the appropriate person in accordance with the procedures set forth in Section 11 of this Code. An employee’s obligation to protect the Company’s assets extends to the Company’s proprietary information. Proprietary information includes intellectual property such as patents, trademarks, copyrights and trade secrets. Any employee who uses or distributes such proprietary information without the Company’s explicit authorization will be subject to disciplinary measures, as well as potential legal sanctions.

7. FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. We seek to maintain a reputation for fair dealing among our competitors and the public alike. In light of this aim, the Company prohibits employees from engaging in any unethical or illegal business practices. An exhaustive list of unethical practices cannot be provided. Instead, the Company relies on the judgment of each individual employee to avoid such practices. Furthermore, each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practice.

8. BOOKS AND RECORDS AND ACCOUNTING CONTROLS

The Company takes pride in the open honesty of its accounting system, and relies on the cooperation of all employees who are involved in keeping financial records of any type in maintaining the integrity of the system. Company policy requires that all books and records be maintained accurately, and that no fund, asset, liability, revenue or expense be concealed or incompletely recorded for any purpose. Furthermore, all entries must be supported by documentation adequate to permit the books and records to be verified by audit.

The Company’s internal auditing mechanism is essential to ensuring the accurate reporting of the Company’s financial information. The Company’s Audit Committee (the “Audit Committee”) has the responsibility to review the Company’s policies and practice with respect to financial reporting. By conducting this review, the Audit Committee helps the Company identify deficiencies in its practices so that they can be promptly corrected. Auditors shall have unrestricted access to all of the Company documents and records. All employees are required to cooperate fully with internal and external audits. In no case may an employee make a false or misleading statement to any internal or external auditor, withhold records or otherwise interfere with an audit. An employee who has knowledge of any unreported or improperly reported financial activity must report such information to a supervisor, the Ethics Officer or the Audit Committee. Please consult Section 11 of this Code regarding an employee’s right to report questionable accounting or auditing practices to the Audit Committee.

9. WAIVERS

All employees must comply with the provisions of this Code. Any waiver of this Code for executive officers or directors may be made only by the Board of Directors of the Company (the “Board”) or a Board committee, and will be promptly disclosed to the public as required by law. When necessary, a waiver will be accompanied by appropriate controls designed to protect the Company.

10. COMPLIANCE GUIDELINES AND RESOURCES

In some situations, our employees may not be certain how to proceed in compliance with this Code. This uncertainty may concern the ethical nature of the employee’s own acts or the employee’s duty to report the unethical acts of another. When faced with this uncertainty, the employee should carefully analyze the situation and make use of the resources of the Company when determining the proper course of action. The Company also encourages employees to talk to their supervisors when in doubt about the best course of action. The following items should be considered:

i. Gather all the facts. Do not take any action that may violate the Code until you have gathered all the facts that are required to make a well-informed decision, and, if necessary, you have consulted with your supervisor or the Ethics Officer of the Company.

ii. Is the proposed action illegal or contrary to policy? If the proposed action is illegal or contrary to the provisions of this Code, you should not carry out the act. If you believe that the Code has been violated by an employee, an officer or a director, you must promptly report the violation in accordance with the procedures set forth in Section 11.

iii. Discuss the problem with your supervisor. It is your supervisor’s duty to assist employees in complying with this Code. Feel free to discuss a situation that raises ethical issues with your supervisor if you have any questions. You will suffer no retaliation for seeking such guidance. If you are not comfortable raising an ethical issue or discussing a possible or actual violation with your supervisor, or you have done so and the supervisor has not responded to your problem, you must seek assistance elsewhere within the Company.

iv. Additional resources. Your supervisor is available to speak with you about problematic situations. The Ethics Officer of the Company is also available to assist you in complying with those aspects of the Code that involve more complex issues, such as insider trading and conflicts of interest.  Depending on the circumstances he may refer you to the Company’s legal counsel.

11. REPORTING PROCEDURES

All employees have a duty to report any violations of this Code, as well as violations of any laws, rules or regulations. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

If you believe that the Code has been violated by an employee, you must promptly report the violation to your direct supervisor or the Ethics Officer. If a report is made to a supervisor, the supervisor must in turn report the violation to the Ethics Officer. All violations by an officer or director of the Company must be reported directly to the Ethics Officer. Every employee also has the right to submit reports of questionable accounting or auditing practices to the Audit Committee.

Reports may be made in person, by telephone by calling (908) 396-1362 or in writing by sending a description of the violation and the names of the parties involved to the appropriate personnel mentioned in the preceding paragraph. Reports to the Ethics Officer may be sent to the following address: 250 East Broad Street, Westfield, New Jersey 07090, Attention Ethics Officer.  Reports to the Audit Committee may be sent to the attention of the Audit Committee at the same address.

12. DISCIPLINARY ACTION

The Company has implemented the following disciplinary policies to ensure that prompt and consistent actions are taken in response to Code violations:

i. Range of Penalties. All violations of this Code will be treated seriously, and will result in the prompt imposition of penalties which may include (1) an oral or written warning, (2) a reprimand, (3) suspension, (4) termination and/or (5) restitution.

ii. Disciplinary Process. The penalty for a particular violation will be decided on a case-by-case basis, and will depend on the nature and severity of the violation, as well as the employee’s history of non-compliance and cooperation in the disciplinary process. Significant penalties will be imposed for violations resulting from intentional or reckless behavior. Penalties may also be imposed when an employee fails to report a violation due to the employee’s indifference, deliberate ignorance or reckless conduct. Where there is credible evidence of a violation, the Ethics Officer will determine the appropriate sanction with the assistance of the Board.

iii. Consistent Enforcement. All employees will be treated equally with respect to the imposition of disciplinary measures. Pursuant to this policy, all levels of employees will be subject to the same disciplinary action for the commission of a similar offense.